EXHIBIT 24
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes Thomas A. Brougton, III and William M. Foshee, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign on his or her behalf the ServisFirst Bancshares, Inc.’s Annual Report and Form 10-K for the year ended December 31, 2008.
     Hereby executed by the following person in the capacities indicated on February 17, 2009, in Birmingham, Alabama.

Name	Title

/s/ Stanley M. Brock Stanley M. Brock	Chairman of the Board

/s/ Michael D. Fuller Michael D. Fuller	Director

/s/ James J. Filler James J. Filler	Director

/s/ Joseph R. Cashio Joseph R. Cashio	Director

/s/ Hatton C.V. Smith Hatton C.V. Smith	Director